Bradley C. Weber	Goodwin Procter
+1 650 752 3226	601 Marshall Street
BWeber@goodwinlaw.com	Redwood City, CA 94063
goodwinlaw.com
+1 650 752 3100
September 15, 2023
Securities and Exchange Commission
Division of Corporate Finance
100 F Street, N.E.
Washington, D.C. 20549

Attention:	Austin Pattan
Jeff Kauten
Joseph Cascarano
Robert Littlepage

Re:	Klaviyo, Inc.
Amendment No. 1 to Registration Statement on Form S-1
Filed September 11, 2023
File No. 333-274211
Ladies and Gentlemen:
This letter is submitted on behalf of Klaviyo, Inc. (the “Company”) in response to an oral comment provided by the staff of the Division of Corporation Finance (the “Staff”) of the Securities and Exchange Commission (the “Commission”) on September 13, 2023 with respect to the above-referenced Amendment No. 1 to Registration Statement on Form S-1 (the “Registration Statement”).
The Staff requested that the Company revise the charts appearing on the third page of the cover art and page 80 of the Registration Statement, such revisions to be made in the related prospectus that the Company plans to file with the Commission pursuant to Rule 424(b) (the “Final Prospectus”). In response to the Staff’s comment, the Company advises the Staff that the Company will include the revised charts attached hereto as Appendix A and Appendix B in the Final Prospectus.
Signature Page Follows.

Securities and Exchange Commission
September 15, 2023

We hope the foregoing answer is responsive to your comments. If you should have any questions concerning this correspondence, please contact the undersigned at (650) 752-3226.

Sincerely,

/s/ Bradley C. Weber
Bradley C. Weber
Goodwin Procter LLP

cc:	Andrew Bialecki, Klaviyo, Inc.
Amanda Whalen, Klaviyo, Inc.
Landon R. Edmond, Klaviyo, Inc.
Cameron S. Vermette, Klaviyo, Inc.
Craig M. Schmitz, Goodwin Procter LLP
Kim S. de Glossop, Goodwin Procter LLP
Kristin A. Gerber, Goodwin Procter LLP
Frank F. Rahmani, Sidley Austin LLP
Samir A. Gandhi, Sidley Austin LLP
Helen Theung, Sidley Austin LLP

Securities and Exchange Commission
September 15, 2023

Appendix A

Revenue

RAPID GROWTH AT SCALE

$150M
$100M
$50M
$0M
Q1 - 18
Q2 - 18
Q3 - 18
Q4 - 18
Q1 - 19
Q2 - 19
Q3 - 19
Q4 - 19
Q1 - 20
Q2 - 20
Q3 - 20
Q4 - 20
Q1 - 21
Q2 - 21
Q3 - 21
Q4 - 21
Q1 - 22
Q2 - 22
Q3 - 22
Q4 - 22
Q1 - 23
Q2 - 23

Securities and Exchange Commission
September 15, 2023

Appendix B

ARR contribution by cohort

2022
2021
2020
2019
2018
2017
2016
2015 AND BEFORE*
$500M
$0M
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022

*ARR for these periods was de minimis.